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                                                                  EXHIBIT (1)(b)

RESOLUTION OF THE EXECUTIVE COMMITTEE OF THE PMLIC BOARD OF DIRECTORS APPROVING CREATION OF ADDITIONAL SUBACCOUNTS OF PROVIDENT MUTUAL VARIABLE ANNUITY SEPARATE ACCOUNT ADOPTED JUNE 7, 1993


         WHEREAS, the Board of Directors of Provident Mutual Life Insurance Company of Philadelphia ("PMLIC") established the PROVIDENT MUTUAL VARIABLE ANNUITY SEPARATE ACCOUNT ("Annuity Account") on October 19, 1992 pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Code; and

         WHEREAS, the Annuity Account has six subaccounts - Growth; Money Market; Bond; Managed; Aggressive Growth and International; and

         WHEREAS, PMLIC now desires to establish additional subaccounts, each of which will invest in shares of a designated mutual fund portfolio and to which net premiums under the contracts shall be allocated in accordance with instructions received from owners of the contracts;

         NOW, BE IT RESOLVED, that Provident Mutual Life Insurance Company of Philadelphia pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Code hereby does establish and create the following additional investment Subaccounts of the Annuity Account: FIDELITY HIGH INCOME BOND SUBACCOUNT, FIDELITY EQUITY-INCOME SUBACCOUNT; FIDELITY GROWTH SUBACCOUNT; FIDELITY ASSET MANAGER SUBACCOUNT; FIDELITY INDEX 500 SUBACCOUNT; SCUDDER BOND SUBACCOUNT; QUEST FOR VALUE EQUITY SUBACCOUNT; QUEST FOR VALUE SMALL CAP SUBACCOUNT; QUEST FOR VALUE MANAGED SUBACCOUNT; AND DREYFUS ZERO COUPON 2000 SUBACCOUNT;

         FURTHER RESOLVED, that the President or a Vice President be, and hereby are authorized to take all necessary and appropriate action to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.